EXHIBIT 99
MBT Financial Corp. Revises First Quarter 2009 Results
MONROE, Mich., May 4, 2009 — MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported an adjustment to their first quarter 2009 operating results. The revised net loss is $1,367,000, or $0.08 per diluted share, compared to the originally reported loss of $816,000, or $0.05 per diluted share. The increase in the loss was the result of an agreement to sell a foreclosed property at a price lower than the carrying value.
H. Douglas Chaffin, President and CEO, commented, “Following the announcement of our earnings and prior to filing our quarterly results with the SEC, we entered into an agreement to sell a residential development property. The 42 lot development was carried on our books at a value of approximately $1.3 million, which was approximately 68% of the appraised value of the property. We had planned to sell the lots individually at prices at or above our carrying value when we received an offer to purchase the entire development for approximately $500,000. Due to the length of time required to sell the lots individually and the substantial costs of carrying the property, we decided to accept the offer.”
Mr. Chaffin added, “This situation is unique to this specific property, and we feel that the remaining assets held in our Other Real Estate Owned account are properly valued. We expect to file our full quarterly report on Form 10-Q with the SEC next week. The 10-Q will contain the financial statements and an explanation of the quarterly results.”
Forward-Looking Statements
Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:
H. Douglas Chaffin	John L. Skibski	Mary Jane Town
Chief Executive Officer	Chief Financial Officer	Marketing Officer
(734) 384-8123	(734) 242-1879	(734) 240-2510
doug.chaffin@mbandt.com	john.skibski@mbandt.com	maryjane.town@mbandt.com